EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd Senior Vice President, Chief Financial Officer and Treasurer (919) 783-4660 www.martinmarietta.com
MARTIN MARIETTA MATERIALS, INC. ANNOUNCES 2008 RESULTS

Company Provides Preliminary Outlook for 2009
RALEIGH, North Carolina (February 12, 2009) — Martin Marietta Materials, Inc. (NYSE:MLM) today announced results for the fourth quarter and year ended December 31, 2008, and provided preliminary outlook for 2009.
Financial Highlights:
For the quarter:
•	Earnings per diluted share of $0.60, which includes a reduction of $0.20 per diluted share for nonrecurring items, compared with $1.33 for the prior-year quarter

•	Net sales of $414.5 million, down 12% compared with the 2007 fourth quarter

•	Heritage aggregates product line pricing up 9% and volume down 21%

•	Selling, general and administrative expenses down 6% compared with the prior-year quarter, primarily as a result of reduced employee headcount and related labor and benefit costs
For the year:
•	Earnings per diluted share of $4.20 compared with $6.06 for the prior year

•	Net sales of $1.86 billion, down 5% compared with the prior year

•	Heritage aggregates product line pricing up 7% and volume down 13%

•	Selling, general and administrative expenses down $3.8 million, or 2%, compared with prior year
Management Commentary
Stephen P. Zelnak, Jr., Chairman and CEO of Martin Marietta Materials, stated, “Our fourth quarter and full-year results are a testament to the strength of our business and the focus and discipline with which our management team operates. While aggregates volume declined for the eleventh consecutive quarter as the economic recession continued to have a negative impact on construction activity in all end markets and most of our geographic markets, pricing in the aggregates product line remained resilient. As a consequence, our continued focus on cost management, coupled with an easing of energy costs, partially mitigated the impact of declining volumes. We were particularly pleased to see diesel fuel prices moderate during the quarter following several months of significant volatility. This moderation in diesel fuel prices, combined with the reduction in consumption, contributed to an $8 million reduction in diesel fuel expense compared with the prior-year period.
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MLM Reports Fourth-Quarter Results

February 12, 2009
“For the full year, net earnings were $176 million, a 33% decrease from 2007, with consolidated operating margin excluding freight and delivery revenues decreasing 460 basis points, of which 70 basis points related to the nonrecurring items. The 2008 operating margin was also significantly affected by the volatility in energy prices during the first nine months of the year. Despite the fourth quarter’s improvement, energy-related expense for the year increased $30 million, or $0.43 per diluted share. Net sales of $1.86 billion compared with $1.96 billion in 2007. Earnings per diluted share of $4.20 compared with $6.06 in 2007.
Operating Highlights
“Arkansas and northwest Louisiana saw volume growth during the fourth quarter supported primarily by energy-related projects. Our Texas markets ranged from declines of 38% in Houston to 7% in the Dallas-Fort Worth area. The comparative volume resiliency in North Texas is partly attributable to work being completed by the North Texas Tollway Authority, which has the right to construct, maintain and operate State Highway 121 for 50 years. Similarly, our granite shipments into Florida improved as customers increasingly migrated toward the incorporation of granitic materials into their asphalt mixes in part in anticipation of Governor Charlie Crist’s Accelerate Florida initiative that accelerates more than 179 projects totaling $1.4 billion. The Midwest market, which saw volume growth throughout the year from both a strong farm economy and alternative energy projects, experienced declining volumes during the fourth quarter due to the early onset of winter and the economic slowdown. Volumes in North Carolina were down 30%. Our Atlanta, Georgia, market saw quarterly volumes drop nearly 50%.
“Fourth-quarter net sales in the Specialty Products business were down 11% as a result of reduced dolomitic lime shipments to the steel industry. Earnings from operations of $0.7 million decreased nearly $8 million compared with the prior-year period. Included in this reduction was a $3.3 million charge related to the write-off of certain assets in our structural composites product line.
“On a consolidated basis, operating margin excluding freight and delivery revenues was 14.6% for the quarter, down 660 basis points from 21.2% in the prior year. During the quarter, we absorbed $13.6 million, or $0.20 per diluted share, of severance costs related to workforce reductions, resolution of a royalty dispute, property losses and the structural composites write-off discussed above. Most of these items were included in other operating income and expenses, net. The effect of these nonrecurring items accounted for 330 basis points of the decline in operating margin excluding freight and delivery revenues. Earnings per diluted share of $0.60 for the quarter (reduced by the $0.20 impact of nonrecurring items) compared with $1.33 in the comparable 2007 period.
“Selling, general and administrative expenses declined 6%, or $2 million, during the quarter and were 8.2% as a percentage of net sales, compared with 7.7% in the 2007 fourth quarter.
“For the year, selling, general and administrative expenses declined $3.8 million and were 8.1% of net sales, compared with 7.9% in 2007. The decrease primarily resulted from a $3 million reduction in performance-based incentive compensation.
“During the year, we reduced headcount by 8% to approximately 4,900 employees as we continue to size the business in relation to demand. This headcount reduction extended to both operational and administrative personnel, and the cost savings will partially mitigate expected increases in pension costs in 2009. In the fourth quarter, we completed a workforce reduction by eliminating 58 production and selling, general and administrative overhead personnel and accrued $5.4 million in severance and other termination costs. Management will continue to focus on headcount throughout the upcoming year.
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MLM Reports Fourth-Quarter Results

February 12, 2009
Liquidity and Capital Resources Remain Strong
“Our business continues to generate solid cash flows even in a weak economy. For the year ended December 31, 2008, net cash provided by operating activities was $342 million, despite an $87 million decline in net earnings during the same period. Control of working capital and lower cash taxes, resulting from lower pretax earnings and higher benefits from bonus depreciation deductions, have contributed to maintaining cash flows and our liquidity. We ended the quarter with $38 million in cash, $123 million available under our revolving credit agreement and debt-to-trailing-12-month EBITDA of 2.7 times, within our leverage covenant of 3.25 times debt-to-trailing-12-month EBITDA.
“On December 1, 2008, we refinanced our $200 million 5.875% Notes through our revolving credit facility, effectively converting the fixed-rate Notes to a floating rate under a pricing grid tied to our long-term debt rating, currently LIBOR plus 225 basis points. Provided the current interest rate environment continues, we expect a reduction in interest expense in 2009 related to this refinancing.
“We are currently negotiating a $100 million, three-year secured credit facility with borrowings under the facility secured by the balance of the Corporation’s accounts receivable. This secured accounts receivable credit facility, coupled with amounts available under our revolving credit facility, should provide us with sufficient liquidity to refinance the maturity of $225 million of Senior Notes due in April 2010. Despite the challenging operating environment, we continue to believe we have sufficient liquidity from the cash flows generated from our operations and reduced levels of capital expenditures, which are expected to be no more than $185 million in 2009.
2009 Outlook
“The overriding drivers of our 2009 performance will likely be a number of macroeconomic factors. Our current view is weighted toward growth during the second half of 2009, but that outlook is fueled by the size and timing of the federal economic stimulus plan currently being considered by Congress. We believe a stimulus plan could provide impetus for increased construction activity to address not only jobs creation, but importantly the underlying demand in the infrastructure and industrial-related commercial markets. We estimate that for every $1 million that is spent directly on highways, roads and bridges, approximately 10,000 tons of construction aggregates are required. Our quarries are well positioned to serve expected increases in demand in the latter half of 2009 and into 2010. We further anticipate that other components of the proposed stimulus plan could result in increased construction activity. We also expect that favorable energy prices experienced in the fourth quarter will continue throughout 2009 and contribute a range of $35 million to $50 million to operating profitability.
“That said, our operating plan for 2009 will track much of what we did in the past year, with a strict focus on cost containment and keeping our financial base strong. Unlike 2008, however, we are more optimistic that the Federal and state governments will be more aggressive in stimulating the U.S. economy. We await resolution of an economic stimulus plan as well as the beginning of deliberations on reauthorization of the current highway bill. We are also watching closely as many states wait for an improved bond market in order to secure financing necessary for approved, shovel-ready infrastructure projects. All of these factors will be positive for us. Commercial demand will remain weak, primarily in office and retail construction. Industrial-related construction demand, which includes alternative energy projects, is being dampened by disruption in the credit markets and decreasing energy prices. Residential construction has neared its bottom in many of our markets, however, we do not expect growth in the homebuilding sector to materialize in a significant way in 2009. In contrast, we expect steady growth for chemical-grade aggregates used for flue gas desulfurization and in agriculture lime, as well as ballast used in the railroad industry. In our Specialty Products segment, we expect demand for magnesia-based chemicals products to steadily increase with a greater emphasis on clean air, clean water, and other green initiatives. Dolomitic lime is used in both our chemicals products and as a
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MLM Reports Fourth-Quarter Results

February 12, 2009
fluxing agent in steel production. We expect a volume decline in dolomitic lime in 2009 as steel production is forecasted to decrease.
“We expect 2009 aggregates volumes to range from down 9% to 12%, excluding the effect of the proposed economic stimulus plan. The rate of price increase for the aggregates product line will be in a range from 4% to 6%. Our Specialty Products segment is expected to contribute $32 million to $35 million in pretax earnings compared with $28 million in 2008.
“Absent any clarity about the size, timing and allocations in the proposed economic stimulus plan, our current business plan calls for 2009 net earnings per diluted share, in a range of $3.70 to $4.30. Based on the current proposal being discussed in Congress, we would expect incremental aggregates volume of 8 million to 10 million tons and net earnings per diluted share of $0.50 to $0.75 for 2009 from an economic stimulus plan. We will update our outlook for the year as we get more information on the economic stimulus plan and how it may affect our operations.”
Risks To Earnings Expectations
The 2009 estimated earnings range includes management’s assessment of the likelihood of certain risk factors that will affect performance within the range. The most significant risk to 2009 earnings, whether within or outside current earnings expectations, will be, as previously noted, the performance of the United States economy and that performance’s effect on construction activity. Management has estimated its earnings range assuming a stabilization of the United States economy in the second half of 2009. Should the second half 2009 stabilization not occur or if the decline anticipated in the first half 2009 is worse than currently expected, earnings could vary significantly.
Risks to the earnings range are primarily volume-related and include a greater-than-expected drop in demand as a result of the continued decline in residential construction, a decline in commercial construction, continued delays in infrastructure projects, or some combination thereof. Further, increased highway construction funding pressures as a result of either federal or state issues can affect profitability. Currently, many states are experiencing state-level funding pressures driven by lower tax revenues and an inability to finance approved projects. North Carolina and Texas are among the states experiencing these pressures and these states may disproportionately affect revenue and profitability. The level of aggregates demand in the Corporation’s end-use markets, production levels and the management of production costs will affect the operating leverage of the Aggregates business and, therefore, profitability. Production costs in the Aggregates business are also sensitive to energy prices, both directly and indirectly. Diesel and other fuels increase production costs directly through consumption or indirectly in the increased cost of energy-related consumables, namely steel, explosives, tires and conveyor belts. Increased diesel costs also affect transportation costs, primarily through fuel surcharges in the Corporation’s long-haul distribution network. Management’s earnings expectations do not include rapidly increasing diesel costs or sustained periods of increased diesel fuel cost during 2009 at the level experienced in 2008. The availability of transportation in the Corporation’s long-haul network, particularly the availability of barges on the Mississippi River system and the availability of rail cars and locomotive power to move trains, affects the Corporation’s ability to efficiently transport material into certain markets, most notably Texas, Florida and the Gulf Coast region. The business is also subject to weather-related risks that can significantly affect production schedules and profitability. Opportunities to reach the upper end of the earnings range depend on the aggregates product line demand exceeding expectations.
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MLM Reports Fourth-Quarter Results

February 12, 2009
Risks to earnings outside of the range include a change in volume beyond current expectations as a result of economic events outside of the Corporation’s control. In addition to the impact on residential and commercial construction, the Corporation is exposed to risk in its earnings expectations from tightening credit markets and the availability of and interest cost related to its debt. If volumes decline worse than expected, the Corporation is exposed to greater risk in its earnings, including its debt covenant, as the pressure of operating leverage increases disproportionally.
Consolidated Financial Highlights
Net sales for the fourth quarter were $414.5 million, a 12% decrease from the $471.9 million recorded in the fourth quarter of 2007. Earnings from operations for the fourth quarter of 2008 were $60.6 million compared with $99.9 million in 2007. Net earnings were $25.3 million, or $0.60 per diluted share, compared with 2007 fourth-quarter net earnings of $56.5 million, or $1.33 per diluted share.
Net sales for the year 2008 were $1.863 billion compared with $1.956 billion for 2007. Full-year earnings from operations decreased 25% to $323.3 million in 2008 versus $430.9 million in 2007. Net earnings for 2008 were $176.3 million, or $4.20 per diluted share, compared with net earnings of $262.7 million, or $6.06 per diluted share, in 2007.
Business Financial Highlights
Net sales for the Aggregates business for the fourth quarter were $381.7 million, a 12% decrease from 2007 fourth-quarter sales of $435.0 million. Aggregates pricing at heritage locations was up 8.9% while volume decreased 21.2%. Including acquisitions and divestitures, aggregates pricing increased 9.2% and volume declined 20.6%. Earnings from operations for the quarter were $68.2 million in 2008 versus $96.6 million in the year-earlier period. For the year, net sales for the Aggregates business were $1.696 billion versus $1.801 billion in 2007. Earnings from operations for the full year were $331.0 million in 2008 compared with $429.7 million in 2007. For the full-year 2008, heritage aggregates pricing increased 6.7%, while volume was down 13.1%. Including acquisitions and divestitures, aggregates average selling price increased 6.9% while volume declined 12.6%.
Specialty Products’ fourth-quarter net sales were $32.8 million in 2008 compared with $36.9 million in 2007. Earnings from operations for the fourth quarter were $0.7 million compared with $8.4 million in the year-earlier period. For the full year, net sales were $167.2 million and earnings from operations were $28.1 million in 2008 compared with net sales of $154.4 million and earnings from operations of $32.9 million in 2007.
Conference Call Information
The Corporation will host an online Web simulcast of its fourth-quarter 2008 earnings conference call later today (February 12, 2009). The live broadcast of Martin Marietta Materials’ conference call will begin at 2:00 p.m. Eastern Time. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Corporation’s Web site: www.martinmarietta.com.
For those investors without online web access, the conference call may also be accessed by calling 719-325-4777, confirmation number 9112894.
Martin Marietta Materials is a leading producer of construction aggregates and a producer of magnesia-based chemicals and dolomitic lime. For more information about Martin Marietta Materials, refer to the Corporation’s Web site at www.martinmarietta.com.
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MLM Reports Fourth-Quarter Results

February 12, 2009

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and Forms 10-K, 10-Q and 8-K reports to the SEC over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s Web site at www.martinmarietta.com and are also available at the SEC’s Web site at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.
Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.
Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to the performance of the United States economy and assumed stabilization in the second half of 2009; the level and timing of federal and state transportation funding, particularly in North Carolina, one of the Corporation’s largest and most profitable states, and Georgia, Texas and South Carolina, which when coupled with North Carolina, represented 52% of 2008 net sales in the Aggregates business; the ability of states and/or other entities to finance approved projects; levels of construction spending in the markets the Corporation serves; the severity of a continued decline in the residential construction market and the slowing growth rate in commercial construction, notably office and retail space; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the late start to spring or the early onset of winter and the impact of drought in the Southeastern United States; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost of other consumables, namely steel, explosives, tires and conveyor belts; continued increases in the cost of other repair and supply parts; transportation availability, notably barge availability on the Mississippi River system and the availability of railcars and locomotive power to move trains to supply the Corporation’s Texas, Florida and Gulf Coast markets; increased transportation costs, including increases from higher passed-through energy costs and higher volumes of rail and water shipments; further weakening in the steel industry markets served by the Corporation’s dolomitic lime products; increased interest cost resulting from further tightening of the credit markets or the unavailability of credit; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase our tax rate; violation of the debt covenant if volumes decline worse than expected; downward pressure on the Corporation’s common stock price and its impact on goodwill impairment evaluations; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.
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MLM Reports Fourth-Quarter Results

February 12, 2009
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net sales	$414.5	$471.9	$1,863.3	$1,955.9
Freight and delivery revenues	57.0	60.7	256.8	239.0

Total revenues	471.5	532.6	2,120.1	2,194.9

Cost of sales	310.4	342.1	1,392.9	1,387.0
Freight and delivery costs	57.0	60.7	256.8	239.0

Cost of revenues	367.4	402.8	1,649.7	1,626.0

Gross profit	104.1	129.8	470.4	568.9

Selling, general and administrative expenses	33.9	36.2	151.3	155.2
Research and development	0.1	0.3	0.6	0.9
Other operating (income) and expenses, net	9.5	(6.6)	(4.8)	(18.1)

Earnings from operations	60.6	99.9	323.3	430.9

Interest expense	19.7	15.8	74.3	60.9
Other nonoperating (income) and expenses, net	2.7	(1.4)	5.7	(6.4)

Earnings before taxes on income	38.2	85.5	243.3	376.4
Income tax expense	12.6	29.2	71.8	115.3

Earnings from continuing operations	25.6	56.3	171.5	261.1

Discontinued operations:
(Loss) Gain on discontinued operations, net of related tax expense of $0.1, $0.3, $5.5 and $1.3, respectively	(0.3)	0.2	4.8	1.6

Net Earnings	$25.3	$56.5	$176.3	$262.7

Net earnings (loss) per share:
Basic from continuing operations	$0.62	$1.34	$4.14	$6.12
Discontinued operations	(0.01)	0.01	0.12	0.04

	$0.61	$1.35	$4.26	$6.16

Diluted from continuing operations	$0.61	$1.32	$4.09	$6.02
Discontinued operations	(0.01)	0.01	0.11	0.04

	$0.60	$1.33	$4.20	$6.06

Dividends per share	$0.40	$0.345	$1.49	$1.24

Average number of shares outstanding:
Basic	41.4	41.8	41.4	42.7

Diluted	42.0	42.5	42.0	43.3

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MLM Reports Fourth-Quarter Results

February 12, 2009
MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net sales:
Aggregates Business:
Mideast Group	$125.1	$157.8	$580.4	$682.5
Southeast Group	105.6	110.0	449.5	456.8
West Group	151.0	167.2	666.2	662.2

Total Aggregates Business	381.7	435.0	1,696.1	1,801.5
Specialty Products	32.8	36.9	167.2	154.4

Total	$414.5	$471.9	$1,863.3	$1,955.9

Gross profit:
Aggregates Business:
Mideast Group	$44.7	$66.9	$219.6	$287.9
Southeast Group	19.3	22.0	76.7	108.0
West Group	34.3	33.2	136.4	134.2

Total Aggregates Business	98.3	122.1	432.7	530.1
Specialty Products	6.8	10.6	41.8	43.4
Corporate	(1.0)	(2.9)	(4.1)	(4.6)

Total	$104.1	$129.8	$470.4	$568.9

Selling, general and administrative expenses:
Aggregates Business:
Mideast Group	$10.9	$11.5	$45.1	$45.7
Southeast Group	6.5	6.8	26.1	25.9
West Group	10.9	11.7	44.5	46.2

Total Aggregates Business	28.3	30.0	115.7	117.8
Specialty Products	2.4	2.4	10.0	10.3
Corporate	3.2	3.8	25.6	27.1

Total	$33.9	$36.2	$151.3	$155.2

Earnings (Loss) from operations:
Aggregates Business:
Mideast Group	$32.7	$57.7	$187.2	$246.6
Southeast Group	11.9	15.5	48.0	84.3
West Group	23.6	23.4	95.8	98.8

Total Aggregates Business	68.2	96.6	331.0	429.7
Specialty Products	0.7	8.4	28.1	32.9
Corporate	(8.3)	(5.1)	(35.8)	(31.7)

Total	$60.6	$99.9	$323.3	$430.9

Depreciation	$43.3	$37.5	$163.3	$142.9
Depletion	1.4	1.1	4.6	4.5
Amortization	0.8	0.7	3.2	2.9

	$45.5	$39.3	$171.1	$150.3

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MLM Reports Fourth-Quarter Results

February 12, 2009
MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	December 31,	December 31,
	2008	2007
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$37.8	$20.0
Accounts receivable, net	211.6	245.8
Inventories, net	318.0	286.9
Other current assets	97.6	73.3
Property, plant and equipment, net	1,690.5	1,433.6
Other noncurrent assets	40.8	40.1
Intangible assets, net	636.2	584.1

Total assets	$3,032.5	$2,683.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt and short-term facilities	$202.5	$276.1
Other current liabilities	146.1	230.5
Long-term debt (excluding current maturities)	1,152.4	848.2
Other noncurrent liabilities	509.8	383.0
Shareholders’ equity	1,021.7	946.0

Total liabilities and shareholders’ equity	$3,032.5	$2,683.8

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MLM Reports Fourth-Quarter Results

February 12, 2009
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In millions)

	Year Ended
	December 31,
	2008	2007
Net earnings	$176.3	$262.7
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation, depletion and amortization	171.1	150.3
Stock-based compensation expense	21.9	19.7
Excess tax benefits from stock-based compensation transactions	(3.3)	(23.3)
Gains on divestitures and sales of assets	(25.6)	(11.3)
Deferred income taxes	23.8	8.8
Other items, net	(2.7)	(7.6)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	34.2	(3.3)
Inventories, net	(25.2)	(31.5)
Accounts payable	(24.4)	1.5
Other assets and liabilities, net	(4.4)	29.6

Net cash provided by operating activities	341.7	395.6

Investing activities:
Additions to property, plant and equipment	(258.2)	(264.9)
Acquisitions, net	(218.5)	(12.2)
Proceeds from divestitures and sales of assets	26.0	21.1
Railcar construction advances	(7.3)	—
Repayment of railcar construction advances	7.3	—

Net cash used for investing activities	(450.7)	(256.0)

Financing activities:
Borrowings of long-term debt	297.8	472.0
Repayments of long-term debt and payments on capital lease obligations	(205.2)	(125.7)
Net borrowings on short-term facilities	128.0	71.5
Terminations of interest rate swaps	(11.1)	—
Debt issuance costs	(1.1)	(0.8)
Change in bank overdraft	(1.7)	(2.0)
Dividends paid	(62.5)	(53.6)
Repurchases of common stock	(24.0)	(551.2)
Issuances of common stock	3.3	14.6
Excess tax benefits from stock-based compensation transactions	3.3	23.3

Net cash provided by (used for) financing activities	126.8	(151.9)

Net increase (decrease) in cash and cash equivalents	17.8	(12.3)
Cash and cash equivalents, beginning of period	20.0	32.3

Cash and cash equivalents, end of period	$37.8	$20.0

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MLM Reports Fourth-Quarter Results

February 12, 2009
MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Year Ended
	December 31, 2008		December 31, 2008
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Product Line: (2)
Mideast Group	(27.1%)	8.8%	(23.3%)	10.8%
Southeast Group	(22.7%)	16.2%	(14.4%)	8.6%
West Group	(15.4%)	6.0%	(2.7%)	4.3%
Heritage Aggregates Operations	(21.2%)	8.9%	(13.1%)	6.7%
Aggregates Product Line (3)	(20.6%)	9.2%	(12.6%)	6.9%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Shipments
Heritage Aggregates Product Line: (2)
Mideast Group	11,102	15,233	51,020	66,512
Southeast Group	8,021	10,373	36,589	42,755
West Group	15,238	18,006	68,632	70,549

Heritage Aggregates Operations	34,361	43,612	156,241	179,816
Acquisitions	676	—	2,517	—
Divestitures (4)	7	515	597	2,509

Aggregates Product Line (3)	35,044	44,127	159,355	182,325

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.

(2)	Heritage Aggregates product line excludes volume and pricing data for acquisitions that have not been included in prior-year operations for the comparable period and divestitures.

(3)	Aggregates product line includes all acquisitions from the date of acquisition and divestitures through the date of disposal.

(4)	Divestitures include the tons related to divested aggregates product line operations up to the date of divestiture.
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MLM Reports Fourth-Quarter Results

February 12, 2009
MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures
(Dollars in millions)
Gross margin as a percentage of net sales and operating margin as a percentage of net sales represent non-GAAP measures. The Corporation presents these ratios based on net sales, as it is consistent with the basis by which management reviews the Corporation’s operating results. Further, management believes it is consistent with the basis by which investors analyze the Corporation’s operating results given that freight and delivery revenues and costs represent pass-throughs and have no profit mark-up. Gross margin and operating margin calculated as percentages of total revenues represent the most directly comparable financial measures calculated in accordance with generally accepted accounting principles (“GAAP”). The following tables present the calculations of gross margin and operating margin for the three months and year ended December 31, 2008 and 2007 in accordance with GAAP and reconciliations of the ratios as percentages of total revenues to percentages of net sales:

Gross Margin in Accordance with Generally Accepted	Three Months Ended		Year Ended
Accounting Principles	December 31,		December 31,
	2008	2007	2008	2007
Gross profit	$104.1	$129.8	$470.4	$568.9

Total revenues	$471.5	$532.6	$2,120.1	$2,194.9

Gross margin	22.1%	24.4%	22.2%	25.9%

Gross Margin Excluding Freight and Delivery Revenues	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Gross profit	$104.1	$129.8	$470.4	$568.9

Total revenues	$471.5	$532.6	$2,120.1	$2,194.9
Less: Freight and delivery revenues	(57.0)	(60.7)	(256.8)	(239.0)

Net sales	$414.5	$471.9	$1,863.3	$1,955.9

Gross margin excluding freight and delivery revenues	25.1%	27.5%	25.2%	29.1%

Operating Margin in Accordance with Generally Accepted	Three Months Ended		Year Ended
Accounting Principles	December 31,		December 31,
	2008	2007	2008	2007
Earnings from operations	$60.6	$99.9	$323.3	$430.9

Total revenues	$471.5	$532.6	$2,120.1	$2,194.9

Operating margin	12.8%	18.8%	15.2%	19.6%

Operating Margin Excluding Freight and Delivery Revenues	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Earnings from operations	$60.6	$99.9	$323.3	$430.9

Total revenues	$471.5	$532.6	$2,120.1	$2,194.9
Less: Freight and delivery revenues	(57.0)	(60.7)	(256.8)	(239.0)

Net sales	$414.5	$471.9	$1,863.3	$1,955.9

Operating margin excluding freight and delivery revenues	14.6%	21.2%	17.4%	22.0%

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MLM Reports Fourth-Quarter Results

February 12, 2009
MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (continued)
(Dollars in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA) (1)	$102.8	$141.1	$497.7	$590.6

(1)
EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net income or operating cash flow. For further information on EBITDA, refer to the Corporation’s Web site at www.martinmarietta.com.

A reconciliation of Net Cash Provided by Operating Activities to EBITDA is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net Cash Provided by Operating Activities	$70.7	$122.8	$341.7	$395.6
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures	2.6	(26.9)	19.8	3.7
Other items, net	(2.9)	(0.1)	(15.4)	13.8
Income tax expense, continuing and discontinued operations	12.7	29.5	77.3	116.6
Interest expense	19.7	15.8	74.3	60.9

EBITDA	$102.8	$141.1	$497.7	$590.6

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months is a covenant under the Corporation’s $325 million five-year revolving credit agreement. Under the agreement, the Corporation’s ratio of consolidated debt-to-consolidated EBITDA, as defined, for the trailing twelve months can not exceed 3.25 to 1.00 as of the end of any fiscal quarter, with certain exceptions related to qualifying acquisitions, as defined.
The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months at December 31, 2008. For supporting calculations, refer to Corporation’s Web site at www.martinmarietta.com.

Twelve-Month Period
January 1, 2008 to
December 31, 2008
Earnings from continuing operations	$171.5
Add back:
Interest expense	74.3
Income tax expense	71.8
Depreciation, depletion and amortization expense	169.5
Stock-based compensation expense	21.9
Deduct:
Interest income	(1.0)

Consolidated EBITDA, as defined	$508.0

Consolidated Debt at December 31, 2008	$1,354.9

Consolidated Debt-to-Consolidated EBITDA, as defined, at December 31, 2008 for the trailing twelve-month EBITDA	2.67

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MLM Reports Fourth-Quarter Results

February 12, 2009
MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (continued)
(Dollars, with the exception of per share amounts, and number of shares in millions)
The earnings per diluted share impact of one-time charges during the fourth quarter ended December 31, 2008 is a non-GAAP measure. The Corporation presents this measure, as it believes this impact is nonrecurring and wants to provide investors with a means to estimate earnings per diluted share as if the nonrecurring charges were not incurred.
The following presents the calculation of the earnings per diluted share impact of one-time charges during the quarter ended December 31, 2008:

One-time charges for workforce reductions, legal settlement related to royalty payments, property losses and the structural composites write off	$(13.6)

Income tax benefit for one-time charges	5.4

After-tax earnings reduction for one-time charges	$(8.2)

Weighted average diluted shares outstanding for quarter ended December 31, 2008	42.0

Earnings per diluted share impact of one-time charges for workforce reductions, legal settlement related to royalty payments, property losses and the structural composites write off	$(0.20)

The earnings per diluted share impact of the increase in energy costs for the year ended December 31, 2008 is a non-GAAP measure. The Corporation presents this measure, as it believes this impact helps explain the change in earnings per diluted share for the year ended December 31, 2008 versus the year ended December 31, 2007.
The following presents the calculation of the earnings per diluted share impact of the increase in energy costs for the year ended December 31, 2008:

Increase in energy costs during the year ended December 31, 2008 compared with the year ended December 31, 2007	$(29.6)

Income tax benefit for increase in energy costs	11.7

After-tax earnings impact of increase in energy costs	$(17.9)

Weighted average diluted shares outstanding for year ended December 31, 2008	42.0

Earnings per diluted share impact of increase in energy costs during the year ended December 31, 2008 versus the year ended December 31, 2007	$(0.43)

-END-